Exhibit 10.1

MILLIPORE CORPORATION 2008 STOCK INCENTIVE PLAN

Name

Address

Address

City, State, Zip

Country

Dear Name:

NON-QUALIFIED STOCK OPTION GRANT

Effective on [DATE], Millipore Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Corporation”), hereby grants you an option (this “Option”) to purchase [#] shares of its $1.00 par value common stock (“Stock”).

Initially capitalized terms not defined herein shall have the meaning given to such terms in the Millipore Corporation 2008 Stock Incentive Plan, as may be amended from time to time (the “Plan”). This Option is subject to the terms and conditions of the Plan, including the following terms and conditions:

1.	The exercise price shall be $ per share of Stock, which reflects the closing price of Millipore’s stock on the date of grant.

2.	This Option shall vest and become exercisable, except as hereinafter provided, in whole or in part, at any time and from time to time as follows:

25% on or after Month day, year 1

25% on or after Month day, year 2

25% on or after Month day, year 3

25% on or after Month day, year 4

However, except as set forth in this Section 2, this Option will not vest or become exercisable unless you have remained employed with the Company and its subsidiaries until the relevant vesting date. This Option must be exercised in full no later than ‘Month day, year 10’ (the “Final Expiration Date”). To the extent it shall not have been so exercised, this Option shall expire at 5:00 p.m. EST on the Final Expiration Date.

In the event that your employment with the Corporation terminates as a result of Retirement, any portion of this Option that has not yet vested as of the date of your Retirement will remain outstanding following such date and will vest on the date that this Option otherwise would have vested if you had remained employed with the Corporation. Exercisability of this Option following termination of your employment with the Corporation as a result of Retirement will be governed by Section 3(a) below.

3.	In the event of the end of your employment with the Corporation and its subsidiaries, for any reason including not-for-cause termination (as determined by the Corporation), the portion of the Option that is then exercisable must be exercised not later than the earlier of (x) ninety (90) days following the date of such termination (i.e., last day worked) and (y) the Final Expiration Date, or be forfeited, except as follows:

(a)	If you cease to be an employee of the Corporation and its subsidiaries due to Retirement, you will be entitled to a Special Exercise Period which will begin on the date of your termination of employment and will end on the earlier of (x) the 5th anniversary of such termination date and (y) the Final Expiration Date. During the Special Exercise Period, the Option will vest and become exercisable and remain exercisable during the remainder of such period to the same extent it would have vested and become exercisable had you remained employed by the Corporation and its subsidiaries. In the case of your death during a Special Exercise Period, the Option will vest and become exercisable and remain exercisable during the remainder of such period to the same extent it would have become exercisable and remained exercisable had you lived.

(b)	Subject to Section 3(a) immediately above, in the event of the termination of your employment with the Corporation and its subsidiaries due to death or disability (as defined by the Corporation), the Option will be exercisable until the earlier of (x) the first anniversary of your date of death or termination of employment due to disability (as defined by the Corporation) and (y) the Final Expiration Date.

(c)	If your employment with the Corporation and its subsidiaries is terminated for “Cause” (as determined by the Corporation), any unexercised portion of the Option shall be forfeited on the date of such termination.

4.	In the event of the end of your employment with the Corporation and its subsidiaries, for any reason, including not-for-cause termination (as defined by the Corporation), other than for Retirement as set forth in Section 2 and Section 3(a) above, the portion of the Option that is unexercisable on such termination date (i.e., last day worked) shall be forfeited.

5.	This Option may not be assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered except as may otherwise be provided by the terms of the Plan.

6.	Unless there is an agreement between the Corporation, on the one hand, and you, on the other hand, that is in effect on the date hereof which provides that equity-based awards (such as this Option) will not vest automatically upon a change of control of the Corporation and instead will become vested if your employment with the Corporation (or its successor) is terminated under certain circumstances following such change of control (a “Change of Control Severance Agreement”), this Option shall vest automatically upon such change of control. If you are party to a Change of Control Severance Agreement, treatment of this Option upon and following a change of control of the Corporation shall be governed by such Change of Control Severance Agreement.

7.

This Option may be exercised only by serving written notice on the Treasurer or the Clerk of the Corporation or his or her designee. Payment of the exercise price amounts may be made with cash or previously owned Stock. Cash payments must be in

U.S. dollars. Exchange of shares of Stock will be made at Fair Market Value per share of Stock on the day of exercise. You shall have the rights of a stockholder only as to shares of Stock actually delivered to you.

8.	The Corporation unilaterally grants this Option on a one-time discretionary basis only and without any entitlement to obtain the same opportunity in the future.

9.	Notwithstanding any terms or provisions of this Option to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Corporation reserves the right to make amendments to such terms or provisions as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Option (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

10.	Miscellaneous:

(a)	You shall have no rights of a shareholder with respect to any Stock subject to the Option until such time, if any, as such Stock is actually delivered to you.

(b)	If, at the time of delivery of Shares subject to the Option, you shall not be a Section 16 Officer (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) of the Corporation, then such delivery shall be subject to the Corporation’s right to (i) withhold from such Shares a number of Shares having a Fair Market Value equal to any liability (in whole or in part) for withholding taxes with respect to such Option, (ii) require you to make other arrangements satisfactory to the Corporation for the satisfaction of such liability (in whole or in part) and (iii) withhold such liability (in whole or in part) from other consideration due to you. If, at the time of delivery of Shares subject to the Option, you shall be a Section 16 Officer (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) of the Corporation, you may satisfy, in whole or in part, any liability for withholding taxes with respect to the Option by having the Corporation withhold from the Shares you would be entitled to receive pursuant to such Option a number of Shares having a Fair Market Value equal to such liability.

(c)	In the circumstances described in Section 11 of the Plan, the Corporation shall make such adjustments to the Option as it shall deem appropriate in accordance with Section 11 of the Plan.

(d)	You agree that any sale or transfer of Stock subsequent to the delivery of such Stock hereunder shall be in conformity with all applicable laws, rules and regulations.

(e)	In the circumstances described in Section 15 of the Plan, the Corporation shall make such adjustments to outstanding Options as it shall deem appropriate in accordance with Section 15 of the Plan.

(f)	This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

MILLIPORE CORPORATION

By

Bruce Bonnevier
Corporate Vice President
Human Resources

4